Exhibit 10.1

OUTDOOR CHANNEL HOLDINGS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is made effective as of November 9, 2006, by and between Outdoor Channel Holdings, Inc. (the “Company”), and Roger L. Werner, Jr. (the “Executive”).  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as in the Employment Agreement dated October 16, 2006.

WHEREAS, the Executive and the Company entered into a Employment Agreement dated October 16, 2006 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company hereby desire to amend the Employment Agreement in the manner described below.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree to amend the Employment Agreement as follows:

1.             The second sentence of Section 1(a) shall be amended to read as follows:

“Thereafter, Executive will also be appointed to the position of the Company’s Chief Executive Officer effective as of the date immediately following the date the Company has filed its Form 10-Q for the quarter ending on September 30, 2006.”

2.             To the extent not expressly amended hereby, the Employment Agreement remains in full force and effect.

3.             This Amendment and the Employment Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company.

IN WITNESS WHEREOF, this amendment has been entered into as of the date first set forth above.

EXECUTIVE:	OUTDOOR CHANNEL HOLDINGS, INC.

/s/ Roger L. Werner, Jr.	/s/ William A. Owen
Roger L. Werner, Jr.	By: William A. Owen, CFO